Exhibit 99.1

Contacts:

Investor Relations:	Todd W. Garner Vice President, Investor Relations (908) 277-8065

Media Relations:	Scott T. Lowry Vice President and Treasurer (908) 277-8365

BARD ANNOUNCES THIRD QUARTER RESULTS

MURRAY HILL, NJ — (October 23, 2012) — C. R. Bard, Inc. (NYSE: BCR) today reported 2012 third quarter financial results. Third quarter 2012 net sales were $722.9 million, an increase of 1 percent over the prior-year period on a reported basis. Excluding the impact of foreign exchange, third quarter 2012 net sales increased 3 percent over the prior-year period.

For the third quarter 2012, net sales in the U.S. were $483.4 million, a decrease of 1 percent from the prior-year period. Net sales outside the U.S. were $239.5 million, an increase of 3 percent over the prior-year period on a reported basis. Excluding the impact of foreign exchange, third quarter 2012 net sales outside the U.S. increased 11 percent over the prior-year period.

For the third quarter 2012, net income was $129.3 million and diluted earnings per share available to common shareholders were $1.50, a decrease of 1 percent and an increase of 3 percent, respectively, as compared to third quarter 2011 results. Adjusting for items that affect comparability between periods as detailed in the tables below, third quarter 2012 net income was $141.4 million and diluted earnings per share available to common shareholders were $1.64, a decrease of 2 percent and an increase of 1 percent, respectively, as compared to third quarter 2011 results.

Timothy M. Ring, chairman and chief executive officer, commented, “We delivered adjusted earnings per share at the top end of our guidance range this quarter, despite significant headwinds in the United States. Our international investments are shifting the mix of our portfolio to faster growing markets, which remains a key focus for us as we continue to improve our growth profile by investing in geographic and product markets with superior growth opportunities.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our June 30, 2012 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$722,900	$719,200	$2,195,500	$2,144,500
Costs and expenses
Cost of goods sold	272,600	274,900	837,700	815,200
Marketing, selling and administrative expense	196,600	189,300	604,300	580,400
Research and development expense	52,200	46,900	150,500	141,800
Interest expense	9,700	9,000	28,900	27,100
Other (income) expense, net	13,600	17,000	19,000	211,200

Total costs and expenses	544,700	537,100	1,640,400	1,775,700

Income from operations before income taxes	178,200	182,100	555,100	368,800

Income tax provision	48,900	52,000	153,200	154,600

Net income	$129,300	$130,100	$401,900	$214,200

Basic earnings per share available to common shareholders	$1.52	$1.48	$4.70	$2.44

Diluted earnings per share available to common shareholders	$1.50	$1.46	$4.64	$2.40

Wt. avg. common shares outstanding - basic	83,400	86,600	83,800	86,000

Wt. avg. common and common equivalent shares outstanding - diluted	84,600	87,800	84,900	87,700

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
				Constant				Constant
	2012	2011	Change	Currency	2012	2011	Change	Currency
Vascular	$202,500	$208,200	-3%	1%	$633,000	$621,700	2%	4%
Urology	188,100	182,200	3%	5%	562,000	544,400	3%	4%
Oncology	203,900	198,900	3%	4%	601,900	578,100	4%	5%
Surgical Specialties	107,700	107,600	—	2%	333,800	333,400	—	1%
Other	20,700	22,300	-7%	-6%	64,800	66,900	-3%	-3%

Net sales	$722,900	$719,200	1%		$2,195,500	$2,144,500	2%

Foreign exchange impact		(16,000)				(29,800)

Constant Currency	$722,900	$703,200		3%	$2,195,500	$2,114,700		4%

Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended September 30, 2012
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$272.6	$196.6	$52.2	$13.6	$48.9	$129.3	$1.50
Items that affect comparability of results between periods:
Acquisition related items	—	(1.1)	(2.4)	(1.0)	0.4	4.1
Asset impairment	—	—	—	(13.2)	5.2	8.0

Total	—	(1.1)	(2.4)	(14.2)	5.6	12.1	0.14

Adjusted Basis	$272.6	$195.5	$49.8	$(0.6)	$54.5	$141.4	$1.64

	Quarter Ended September 30, 2011
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders (1)
GAAP Basis	$274.9	$189.3	$46.9	$17.0	$52.0	$130.1	$1.46
Items that affect comparability of results between periods:
Acquisition related items	(0.1)	(2.1)	(0.5)	—	0.5	2.2
Restructuring	—	—	—	(10.0)	3.3	6.7
Impairment of bonds	—	—	—	(7.0)	—	7.0
Tax item	—	—	—	—	1.1	(1.1)

Total	(0.1)	(2.1)	(0.5)	(17.0)	4.9	14.8	0.17

Adjusted Basis	$274.8	$187.2	$46.4	$—	$56.9	$144.9	$1.62

	Nine Months Ended September 30, 2012
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$837.7	$604.3	$150.5	$19.0	$153.2	$401.9	$4.64
Items that affect comparability of results between periods:
Acquisition related items	(0.1)	(1.2)	(3.2)	(1.8)	0.6	5.7
Asset impairments	—	—	—	(22.2)	8.4	13.8
Restructuring	—	—	—	1.6	(0.5)	(1.1)
Tax item	—	—	—	—	(1.1)	1.1

Total	(0.1)	(1.2)	(3.2)	(22.4)	7.4	19.5	0.23

Adjusted Basis	$837.6	$603.1	$147.3	$(3.4)	$160.6	$421.4	$4.87

	Nine Months Ended September 30, 2011
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders (1)
GAAP Basis	$815.2	$580.4	$141.8	$211.2	$154.6	$214.2	$2.40
Items that affect comparability of results between periods:
Acquisition related items	0.4	(3.0)	(3.5)	(0.3)	1.6	4.8
Legal settlements and commitments	—	—	—	(195.5)	6.0	189.5
Restructuring	—	—	—	(8.9)	3.0	5.9
Impairment of bonds	—	—	—	(7.0)	—	7.0
Tax item	—	—	—	—	1.1	(1.1)

Total	0.4	(3.0)	(3.5)	(211.7)	11.7	206.1	2.31

Adjusted Basis	$815.6	$577.4	$138.3	$(0.5)	$166.3	$420.3	$4.70

(1)	Total per share amounts do not add due to rounding.

Notes to Reconciliation of Earnings

•

For the third quarter 2012, the following items affected the comparability of results between periods: (i) charges of $4.5 million pre-tax for acquisition related items including purchased research and development, transaction costs, which consisted primarily of legal costs, purchase accounting adjustments and integration costs; and (ii) a charge of $13.2 million pre-tax related to an asset impairment. The net effect of these items decreased net income by $12.1 million, or $0.14 diluted earnings per share available to common shareholders.

•

For the third quarter 2011, the following items affected the comparability of results between periods: (i) charges of $2.7 million pre-tax for acquisition related items including purchased research and development, transaction costs, which consisted primarily of legal and valuation costs, and purchase accounting adjustments; (ii) net charges of $10.0 million pre-tax for restructuring; (iii) a charge of $7.0 million pre-tax for the impairment of Greek bonds; and (iv) a decrease of $1.1 million in the income tax provision due to an audit settlement. The net effect of these items decreased net income by $14.8 million, or $0.17 diluted earnings per share available to common shareholders.

•

For the nine months ended September 30, 2012, the following items affected the comparability of results between periods: (i) charges of $6.3 million pre-tax for acquisition related items including purchased research and development, transaction costs, which consisted primarily of legal costs, purchase accounting adjustments and integration costs; (ii) charges of $22.2 million pre-tax related to asset impairments; (iii) a reversal of $1.6 million pre-tax of restructuring costs; and (iv) an increase of $1.1 million in the income tax provision due to the write-down of a tax receivable in a foreign jurisdiction. The net effect of these items decreased net income by $19.5 million, or $0.23 diluted earnings per share available to common shareholders.

•

For the nine months ended September 30, 2011, the following items affected the comparability of results between periods: (i) charges of $6.4 million pre-tax for acquisition related items including purchased research and development, transaction costs, which consisted primarily of legal and valuation costs, purchase accounting adjustments and integration costs; (ii) charges of $195.5 million pre-tax related to legal settlements and commitments; (iii) net charges of $8.9 million pre-tax for restructuring; (iv) a charge of $7.0 million pre-tax for the impairment of Greek bonds; and (v) a decrease of $1.1 million in the income tax provision due to an audit settlement. The net effect of these items decreased net income by $206.1 million, or $2.31 diluted earnings per share available to common shareholders.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding charges for acquisition related items; (2) marketing, selling and administrative expense excluding charges for acquisition related items; (3) research and development expense excluding charges for acquisition related items; (4) other (income) expense, net, excluding charges for acquisition related items, asset impairments, legal settlements and commitments, and restructuring; (5) income tax provision excluding an increase due to the write-down of a tax receivable in a foreign jurisdiction, a decrease due to an audit settlement, and the tax effect of the items set forth in (1) through (4) above; (6) net income excluding the items set forth in (1) through (5) above; and (7) diluted earnings per share available to common shareholders excluding the items set forth in (1) through (5) above.

The company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings per Share Numerator: GAAP Basis – basic and diluted
Net income	$129,300	$130,100	$401,900	$214,200
Less: Income allocated to participating securities (1)	2,400	2,300	7,700	4,000

Net income available to common shareholders	$126,900	$127,800	$394,200	$210,200

Earnings per Share Numerator: Adjusted Basis – diluted
Net income	$141,400	$144,900	$421,400	$420,300
Less: Income allocated to participating securities (1)	2,500	2,600	8,000	8,000

Net income available to common shareholders	$138,900	$142,300	$413,400	$412,300

Earnings per Share Denominator:
Wt. avg. common shares outstanding – basic	83,400	86,600	83,800	86,000

Wt. avg. common and common equivalent shares outstanding – diluted	84,600	87,800	84,900	87,700

Earnings per Share: GAAP Basis
Basic earnings per share available to common shareholders	$1.52	$1.48	$4.70	$2.44

Diluted earnings per share available to common shareholders	$1.50	$1.46	$4.64	$2.40

Earnings per Share: Adjusted Basis
Diluted earnings per share available to common shareholders	$1.64	$1.62	$4.87	$4.70

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of net income less income allocated to participating securities.